As filed with the Securities and Exchange Commission on December 11, 2003
Registration No. 333-52860

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT

Under The Securities Act of 1933

Crystal Decisions, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3030 Orchard Parkway San Jose, California 95134 (408) 953-6000	77-0537234

(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

1999 Stock Option Plan
2000 Stock Option Plan

(Full title of the plan)

Susan J. Wolfe, Esq.
Vice President, General Counsel and Secretary
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
John T. Sheridan, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

RECENT EVENTS: DEREGISTRATION
SIGNATURES

RECENT EVENTS: DEREGISTRATION

     Registration Statement No. 333-52860 (the “Registration Statement”) covered an aggregate of 22,407,736 shares of Common Stock, par value $0.001 per share, of Crystal Decisions, Inc., a Delaware corporation (“Crystal”), consisting of 22,207,736 shares of Common Stock issuable by Crystal pursuant to the Crystal Decisions 1999 Stock Option Plan and 200,000 shares of Common Stock issuable by Crystal pursuant to the Crystal Decisions 2000 Stock Option Plan.

     On December 11, 2003, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 18, 2003, as amended August 29, 2003, by and among Business Objects S.A. (“Business Objects”), Borg Merger Sub I, Inc., Business Objects Americas, Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation and Crystal (the “Merger Agreement”), Crystal merged with and into Business Objects Americas, a wholly-owned subsidiary of Business Objects (the “Merger”). The Merger became effective on December 11, 2003.

     As a result of the Merger, Business Objects Americas has terminated all offerings of Crystal Common Stock pursuant to its existing registration statements, including the Registration Statement. Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”) and the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K under the Act, Business Objects Americas hereby removes from registration the shares of Crystal Common Stock that remain unsold as of the date hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Business Objects Americas (as successor by merger to Crystal Decisions, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 11th day of December 2003.

Business Objects Americas

By:	/s/ BERNARD LIAUTAUD

Bernard Liautaud, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BERNARD LIAUTAUD Bernard Liautaud	Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2003

/s/ JAMES R. TOLONEN James R. Tolonen	Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2003